Exhibit 3.1

Amendment No. 1
to the
Amended and Restated By-Laws of Endo Pharmaceuticals Holdings Inc.

The Amended and Restated By-laws (the “By-Laws”) of Endo Pharmaceuticals Holdings Inc., a Delaware corporation, are amended, effective March 25, 2008, as follows:

1.	Article II, Section 3 of the By-Laws is amended by inserting following new sentence at the end of the third paragraph of such Section 3:

“Notwithstanding the foregoing, with respect to the 2008 annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs.”

2.	Article II of the By-Laws is amended by inserting a new Section 10:

“Section 10.  Advance Notice of Stockholder Nominees.  Only persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible for election as directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors (or any duly authorized committee thereof) or by any stockholder of the Corporation who was a stockholder of record at the time of giving of such stockholder’s notice provided for in this Section 10, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 10. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.  To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of the annual meeting not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; provided further, however, notwithstanding the foregoing, with respect to the 2008 annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting is first made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person and any other direct or indirect pecuniary or economic interest in any capital stock of the Corporation of such person, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement; and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on the Corporation’s books, of such stockholder, and of such beneficial owner; (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Corporation of such stockholder and such beneficial owner, including, without limitation, any derivative instrument, swap, option, warrant, short interest, hedge or profit sharing arrangement; (iii) a description of any arrangements or understandings between such stockholder and each proposed nominee and any other person

(including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or may otherwise be required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 10. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The chairperson of the meeting shall determine whether a nomination was not made in accordance with the procedures prescribed by the By-Laws, and if he or she should so determine, he or she shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.”